EXHIBIT 99.1

720 Park Blvd./P.O. Box 73	Media Contact: Laurie Spiegelberg
Boise, Idaho 83729 • www.wgint.com	(208) 386-5255
Investor Contact: Earl Ward
FOR RELEASE:	(208) 386-5698

November 8, 2005

Washington Group International Reports Record Quarter Earnings, Provides 2006
Financial Guidance, Increases Stock/Warrant Buyback Authorization

Third Quarter Financial Highlights

•                  New work was $928.8 million.

•                  Backlog at the end of the quarter was $4.7 billion.

•                  Revenue for the quarter increased 14 percent to $815.0 million.

•                  Operating income rose to $36.8 million.

•                  Net income increased to $20.3 million representing earnings of $0.77 per basic and $0.65 per diluted share.

•                  No debt was outstanding, and cash on hand was $260.9 million at the end of the quarter.

•                  The company repurchased 1.1 million warrants for $21.0 million as part of a stock/warrant repurchase program.

BOISE, Idaho — Washington Group International, Inc. (Nasdaq: WGII) today announced financial results for its third quarter ended September 30, 2005, and provided guidance for its 2006 results.

“Our results in the third quarter were strong, keeping us on track to meet our financial targets for the year.  New business development efforts continued to bring in new work in target markets, and outstanding operational performance translated into significant growth in revenue and net income. We see positive trends across our businesses, positioning us well for the future,” said Stephen G. Hanks, president and chief executive officer. “Revenue increased to $815 million and net income rose to a record $20.3 million as a result of strong performance in Power, Mining, Defense, and Energy & Environment.

“We continue to evaluate our capital structure and implement strategies to enhance shareholder value. As part of this, the Board of Directors recently increased the authorization to repurchase our common stock and warrants to $100 million.”

Corporate Performance

For the third quarter of 2005, the company reported revenue of $815.0 million, up 14 percent over revenue of $715.3 million in the same quarter last year. Operating income increased $7.9 million to $36.8 million, and net income rose to $20.3 million, or $0.77 per basic share. The impact of outstanding warrants and options resulted in diluted earnings per share of $0.65 for the quarter.

New work booked in the quarter totaled $928.8 million, and ending backlog was $4.7 billion.  Subsequent to quarter end, a $225 million contract to provide design, procurement, and construction services for a sulfur-handling facility in Qatar was signed.

Additional financial information is located in the accompanying tables.

Financial Condition and Cash Flow

As a result of working capital requirements, expenditures for capital equipment, and the warrant buy-back program, cash declined $43.1 million from the previous quarter to $260.9 million. Subsequent to the end of the quarter, the company’s cash flow improved and the cash balance now exceeds $300 million.

During the quarter, the company purchased 1.1 million warrants for $21.0 million as part of a share/warrant buyback program. The Board of Directors authorized an additional $50 million for the buyback program, increasing the total authorization to $100 million.

“Our financial condition remains strong, providing us the capacity to invest in growth opportunities while also returning cash to our shareholders through the stock/warrant buyback program,” Hanks said.

Business Unit Performance

•                  Energy & Environment:  For the third quarter of 2005, Energy & Environment generated revenue of $173.7 million and operating income of $13.5 million.  Revenue increased 88 percent compared to the third quarter of 2004 due primarily to the unit’s operations at the U.S. Department of Energy’s (DOE) Idaho Cleanup Project, which the company was awarded earlier this year. Operating income, as reported, was $5.0 million lower than the third quarter of 2004 as a result of British Nuclear Fuel Limited’s $5.0 million share of earnings from certain DOE projects being reflected as a charge to operating income rather than as minority interest expense. New work totaled $200.7 million, and the backlog at the end of the quarter was $939.3 million, up $21.2 million from the end of the second quarter.

•                  Defense:  For the third quarter of 2005, Defense generated revenue of $129.4 million and operating income of $10.4 million.  As compared to the third quarter of 2004, revenue increased by $10.0 million or 8 percent. Operating income continues to reflect award fees for operational performance exceeding customer expectations at chemical demilitarization projects.  New work awards totaled $114.1 million, attributable primarily to ongoing threat-reduction contracts.  Backlog at the end of the quarter was $880.6 million, down $15.3 million from the end of the second quarter.

•                  Mining:  For the third quarter of 2005, Mining generated revenue of $60.0 million and operating income of $15.0 million.  Revenue increased 73 percent from the third quarter of 2004 as a result of new contract mining projects. Operating income increased by $8.7 million compared to the same quarter in 2004 due to increased earnings from new contract mining projects and earnings from the company’s MIBRAG joint venture in Germany. MIBRAG earnings are affected each year by annual outages by power plant customers. In 2004, outages occurred in the third quarter, whereas in 2005 the outages occurred in the second quarter. The company’s share of MIBRAG’s third-quarter earnings was $9.2 million compared to $2.0 million in 2004. Backlog at the end of the quarter was $594.3 million, down $116.7 million from the end of the second quarter.

•                  Power:  For the third quarter of 2005, Power generated revenue of $183.7 million and operating income of $18.3 million. Revenue grew 26 percent, or $37.5 million, from the 2004 third quarter, benefiting from increased power transmission and distribution work in Iraq, which totaled $66.5 million, up $28.1 million from the prior year. Operating income increased $12.1 million from 2004 as a result of solid operational performance, earnings from Iraq projects, and a $4.2-million final payment for a previously announced settlement related to a completed power project in Saudi Arabia. New work booked in the quarter totaled $223.6 million, driven by task order releases for plant modification projects for a major utility. Backlog was $896.8 million, up $10.9 million from the end of the second quarter.

•                  Infrastructure:  For the third quarter of 2005, Infrastructure generated revenue of $167.5 million and an operating loss of $5.8 million. Revenue declined $49.9 million from the quarter last year as a result of reductions in task orders for Middle East projects. Revenue from work in the Middle East declined to $16.1 million from $74.4 million, and operating income was $1.1 million compared to $2.9 million in the prior year. The $5.8 million operating loss compares to a $12.7 million loss for the business unit in the quarter last year. The 2005 third quarter includes a $5.0 million charge on one of the highway projects that experienced charges in prior quarters. These projects account for a significant amount of the unit’s revenue without contributing to earnings. New work totaled $256.1 million for the third quarter of 2005, primarily from ongoing funding for a cost-reimbursable project to build a major dam for the U.S. Army Corps of Engineers. In addition to its design-build and project management efforts, the unit has increased its focus on operations, maintenance, and engineering services as part of its effort to further lower its risk profile and drive profitable growth. Reflecting that focus, in the fourth quarter a contract for managing a $1.2 billion highway-improvement program in Idaho was awarded to a Washington Group-led joint venture. Backlog at the end of the third quarter was $1.1 billion, an $85.8 million decrease from the end of the second quarter.

•                  Industrial/Process:  For the third quarter of 2005, Industrial/Process generated revenue of $99.2 million, comparable to the third quarter of 2004. Revenue increased in life sciences and oil and gas markets which continue to be promising as reflected by several front-end engineering design projects awarded to the business unit. The awards position the business unit for follow-on engineering, procurement, and construction opportunities. Operating income for the quarter was $3.2 million, compared to $13.0 million in the third quarter last year. The 2004 quarter included a claim settlement of $10.0 million.  New work booked in the quarter totaled $115.9 million, as the signing of a contract for a major sulfur-handling project valued at approximately $225 million slipped into the fourth quarter. Backlog at the end of the quarter was $299.4 million, a $16.5 million increase over second-quarter backlog.

Guidance 2005

Based on performance during the first nine months of 2005 and the company’s outlook, Washington Group reaffirms its guidance for 2005 (see the Guidance Table below).

Guidance 2006

New Work: The trend of new work exceeding revenue is expected to continue, resulting in increased backlog at the end of 2006. Currently all business units expect to benefit from strong end markets. The company expects increased bookings in the Industrial/Process Business Unit’s oil and gas and life sciences markets. Mining stands to benefit from the continued strong demand for coal, metals, and industrial minerals. Energy & Environment is expected to have solid new work, although down from 2005, which benefited from a very large environmental management program booked with the DOE. Power and Infrastructure new work may be lower in 2006, as new awards may not fully offset declines in Middle East projects.

Revenue: The strong bookings in 2004 and 2005 position the company for revenue growth in 2006. The increased revenue will be driven by Industrial/Process as new oil and gas project backlog converts to revenue in 2006 and by Energy & Environment, which will recognize a full year of revenue from new large environmental management projects awarded in 2005. The company expects solid growth in Defense revenue in 2006 due to long-term government contracts. Power and Infrastructure business units will be impacted the most by the reduction in Middle East projects, but their strong backlog positions should substantially offset the decline in Middle East revenues.

Earnings:  The company expects solid growth in net income in 2006, benefiting from its balanced and diversified portfolio of markets and services. The Infrastructure Business Unit is expected to be profitable in 2006, versus the significant loss in 2005 associated with the fixed price highway projects; guidance does not assume significant claim recoveries on these projects in 2006. The Industrial/Process Business Unit is well positioned for improved earnings, but additional investment will be made to enhance its position in the oil and gas market. The Defense, Energy & Environment, and Mining business units are expected to turn in strong results in 2006, while Power’s earnings will be down as a result of declining work in the Middle East as well as the lack of the claim settlement.

Net income guidance of $55 to $60 million in 2005 compares to $65 to $70 million in 2006 on a pro forma basis before the effect of expensing stock options. The company estimates a non-cash expense of approximately $5 million after tax for 2006 associated with a required change in accounting for stock options.  On a comparable basis, 2005 net income would be approximately $4 million lower if the change were in effect for this year.

Guidance Table

	2005		2006
Backlog (at year-end)	$4.6 - $4.9 B		$4.8 - $5.1 B
New Work	$3.7 - $4.0 B		$3.5 - $3.8 B
Revenue	$3.0 - $3.3 B		$3.2 - $3.5 B
Net Income (Before impact of expensing stock options)	$55 - $60 M		$65 - $70 M	(b)
Diluted EPS (a)	$1.83 - $2.00		$2.17 - $2.33	(b)
Net Income (After impact of expensing stock options)	$51 - $56 M	(c)	$60 - $65 M
Diluted EPS (a)	$1.70 - $1.87	(c)	$2.00 - $2.17

(a) Assumes fully diluted outstanding shares of 30 million for 2005 and 2006

(b) Pro forma excluding $5 million of after tax expense for stock options

(c) Pro forma including $4 million of after tax expense for stock options

Investor Conference Call

Washington Group International will host an investor conference call to discuss the third quarter 2005 results on November 9, 2005, at 4 p.m. (ET).  The company will provide a webcast of its call live over the Internet on its corporate website at www.wgint.com.  Participants should allow approximately five minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  An online archive of the webcast will be made available a few hours after the end of the live call.

About Washington Group International

Washington Group International, Inc. (www.wgint.com) provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 25,000 employees at work in more than 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets including power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, gas, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources. Headquartered in Boise, the company has approximately $3 billion in annual revenue.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies.  Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-Looking Information” and “Item 1. Business - Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2004.

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(UNAUDITED)

	Three months ended		Nine months ended
	September 30, 2005	October 1, 2004	September 30, 2005	October 1, 2004
Revenue	$814,969	$715,314	$2,289,014	$2,153,962
Cost of revenue	(771,308)	(676,300)	(2,195,705)	(2,039,823)
Gross profit	43,661	39,014	93,309	114,139
Equity in income of unconsolidated affiliates	10,021	2,583	19,287	20,382
General and administrative expenses	(16,922)	(12,684)	(42,344)	(42,438)
Operating income	36,760	28,913	70,252	92,083
Interest income	1,899	608	5,960	1,798
Interest expense	(1,866)	(3,492)	(8,223)	(11,508)
Other income (expense), net	(547)	1,636	(552)	367
Write-off of deferred financing fees	—	—	(3,588)	—
Income before reorganization items, income taxes, and minority interests	36,246	27,665	63,849	82,740
Reorganization items	—	—	—	1,245
Income tax expense	(13,795)	(11,204)	(22,268)	(34,014)
Minority interests in income of consolidated subsidiaries	(2,192)	(4,204)	(4,686)	(11,368)
Net income	$20,259	$12,257	$36,895	$38,603
Net income per share:
Basic	$.77	$.48	$1.42	$1.53
Diluted	.65	.45	1.22	1.41
Common shares used to compute net income per share:
Basic	26,214	25,312	25,899	25,221
Diluted	31,177	27,256	30,181	27,316

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(UNAUDITED)

	September 30, 2005	December 31, 2004
ASSETS

Current assets
Cash and cash equivalents	$260,871	$286,078
Short-term investments	—	30,200
Accounts receivable, including retentions of $17,685 and $14,973, respectively	257,558	250,251
Unbilled receivables	262,187	214,437
Investments in and advances to construction joint ventures	45,402	24,321
Deferred income taxes	110,372	94,343
Other	58,495	49,642
Total current assets	994,885	949,272

Investments and other assets
Investments in unconsolidated affiliates	174,115	179,347
Goodwill	167,369	307,817
Deferred income taxes	113,546	64,479
Other assets	39,726	18,078
Total investments and other assets	494,756	569,721

Property and equipment
Construction equipment	119,114	81,432
Other equipment and fixtures	37,880	31,954
Buildings and improvements	12,394	11,543
Land and improvements	2,459	2,491
Total property and equipment	171,847	127,420
Less accumulated depreciation	(72,365)	(58,207)
Property and equipment, net	99,482	69,213
Total assets	$1,589,123	$1,588,206

	September 30, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts and subcontracts payable, including retentions of $27,993 and $30,154, respectively	$204,720	$206,180
Billings in excess of cost and estimated earnings on uncompleted contracts	223,403	204,263
Accrued salaries, wages, and benefits, including compensated absences of $50,649 and $48,908, respectively	125,128	140,623
Other accrued liabilities	47,771	61,919
Total current liabilities	601,022	612,985
Non-current liabilities
Self-insurance reserves	70,336	67,945
Pension and post-retirement benefit obligations	106,311	103,398
Other non-current liabilities	39,058	23,037
Total non-current liabilities	215,705	194,380
Contingencies and commitments
Minority interests	8,174	47,920
Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	—	—
Common stock, par value $.01 per share, 100,000 shares authorized; 26,472 and 25,474 shares issued, respectively	265	255
Capital in excess of par value	557,970	542,514
Stock purchase warrants	24,045	28,167
Retained earnings	167,796	130,901
Treasury stock, 32 and 26 shares, at cost, respectively	(1,303)	(1,012)
Unearned compensation - restricted stock	(4,160)	—
Accumulated other comprehensive income	19,609	32,096
Total stockholders’ equity	764,222	732,921
Total liabilities and stockholders’ equity	$1,589,123	$1,588,206

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(UNAUDITED)

	Nine months ended
	September 30, 2005	October 1, 2004
Operating activities
Net income	$36,895	$38,603
Reorganization items	—	(1,245)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Cash paid for reorganization items	(1,613)	(1,966)
Depreciation of property and equipment	14,645	12,813
Amortization and write-off of deferred financing fees	5,748	2,370
Non-cash income tax expense	21,329	29,457
Minority interests in net income of consolidated subsidiaries	4,686	11,368
Equity in income of unconsolidated affiliates, less dividends received	(7,554)	(19,805)
Gain on sale of assets, net	(820)	(733)
Changes in operating assets and liabilities and other	(73,518)	(56,848)
Net cash provided (used) by operating activities	(202)	14,014
Investing activities
Property and equipment additions	(51,584)	(29,260)
Property and equipment disposals	6,676	19,035
Purchases of short-term investments	(74,900)	(461,400)
Sales of short-term investments	105,100	486,400
Contributions and advances to unconsolidated affiliates	(3,608)	(3,757)
Other	(518)	—
Net cash provided (used) by investing activities	(18,834)	11,018
Financing activities
Payment of financing fees	(4,577)	(3,914)
Distributions to minority interests, net	(597)	(9,823)
Proceeds from exercise of stock options and warrants	19,979	9,176
Repurchase of warrants	(20,976)	—
Net cash used by financing activities	(6,171)	(4,561)
Increase (decrease) in cash and cash equivalents	(25,207)	20,471
Cash and cash equivalents at beginning of period	286,078	188,835
Cash and cash equivalents at end of period	$260,871	$209,306
Supplemental disclosure of cash flow information:
Interest paid	$6,076	$9,738
Income taxes paid	8,218	5,324

WASHINGTON GROUP INTERNATIONAL, INC.

SEGMENT INFORMATION

(In millions)

(UNAUDITED)

	Three months ended		Nine months ended
	September 30, 2005	October 1, 2004	September 30, 2005	October 1, 2004
REVENUE
Power	$183.7	$146.2	$521.2	$443.3
Infrastructure	167.5	217.4	514.6	694.5
Mining	60.0	34.6	130.3	80.5
Industrial/Process	99.2	104.7	299.8	294.8
Defense	129.4	119.4	414.5	360.1
Energy & Environment	173.7	92.6	406.6	285.0
Intersegment and other	1.5	.4	2.0	(4.2)
Total revenue	$815.0	$715.3	$2,289.0	$2,154.0

OPERATING INCOME (LOSS)
Power	$18.3	$6.2	$58.0	$20.2
Infrastructure	(5.8)	(12.7)	(49.5)	(.4)
Mining	15.0	6.3	21.2	26.7
Industrial/Process	3.2	13.0	3.0	16.2
Defense	10.4	9.8	42.9	27.6
Energy & Environment	13.5	18.5	39.0	50.0
Intersegment and other unallocated operating costs	(.9)	.5	(2.0)	(5.8)
Total segment operating income	53.7	41.6	112.6	134.5
General and administrative expenses, corporate	(16.9)	(12.7)	(42.3)	(42.4)
Total operating income	$36.8	$28.9	$70.3	$92.1

NEW WORK
Power	$223.6	$445.4	$730.6	$587.9
Infrastructure	256.1	105.4	519.1	823.7
Mining	16.9	240.1	290.2	266.2
Industrial/Process	115.9	61.3	306.2	346.9
Defense	114.1	138.3	425.4	432.3
Energy & Environment	200.7	124.2	865.1	327.3
Other	1.5	.4	2.0	(4.2)
Total new work	$928.8	$1,115.1	$3,138.6	$2,780.1

	September 30, 2005		July 1, 2005		December 31, 2004
BACKLOG
Power	$896.8	(a)	$885.9		$716.4
Infrastructure	1,122.6		1,036.8	(b)	1,121.3
Mining	594.3	(a)	711.0		516.1
Industrial/Process	299.4		282.9		293.5
Defense	880.6		895.9		869.7
Energy & Environment	939.3		918.1		487.1
Total backlog	$4,733.0		$4,730.6	(b)	$4,004.1

(a)                                  Reflect $101.4 million of adjustments primarily resulting from the owner of a Nevada copper mine deciding to self perform mining operations and terminating our mining contract.

(b)                                 The July 1, 2005 backlog has been adjusted by $78.3 million for an Infrastructure operations and maintenance contract originally consolidated rather than reported using the equity method.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

We view EBITDA as a measure of operating liquidity, and as such we believe that the GAAP financial measure most directly comparable to it is net cash provided by operating activities (see reconciliation of EBITDA to net cash provided by operating activities below). EBITDA is not an alternative to and should not be considered instead of, or as a substitute for, earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, our calculation of EBITDA may or may not be comparable to similarly titled measures of other companies.

EBITDA is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. We also regularly communicate our EBITDA to the public through this earnings release because it is a financial measure commonly used by analysts that cover our industry to evaluate our performance as compared to the performance of other companies that have different financing and capital structures or effective tax rates. In addition, EBITDA is a financial measure used in the financial covenants of our credit facility and therefore is a financial measure to evaluate our compliance with our financial covenants. Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Components of EBITDA are presented below:

	Three months ended		Nine months ended
(In millions)	September 30, 2005	October 1, 2004	September 30, 2005	October 1, 2004
Net income	$20.3	$12.3	$36.9	$38.6
Interest expense (a)	1.9	3.5	11.8	11.5
Tax expense	13.8	11.2	22.3	34.0
Depreciation and amortization	5.5	4.4	14.6	12.8
Total	$41.5	$31.4	$85.6	$96.9

(a)  Includes write-off of deferred financing fees of $3.6 million for the nine months ended September 30, 2005.

RECONCILIATION OF EBITDA TO NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES

We believe that net cash provided (used) by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided (used) by operating activities for each of the periods for which EBITDA is presented.

	Three months ended		Nine months ended
(In millions)	September 30, 2005	October 1, 2004	September 30, 2005	October 1, 2004
EBITDA	$41.5	$31.4	$85.6	$96.9
Interest expense	(1.9)	(3.5)	(11.8)	(11.5)
Tax expense	(13.8)	(11.2)	(22.3)	(34.0)
Reorganization items	—	—	—	(1.2)
Cash paid for reorganization items	(.9)	(.7)	(1.6)	(2.0)
Amortization and write-off of financing fees	.6	.8	5.7	2.4
Non-cash income tax expense	14.4	9.2	21.3	29.4
Minority interests in income of consolidated subsidiaries	2.2	4.2	4.7	11.4
Equity in income of unconsolidated affiliates, less dividends received	(5.4)	(3.0)	(7.6)	(19.8)
Gain on sale of assets, net	(0.3)	(0.1)	(.8)	(.7)
Changes in net operating assets and liabilities and other	(45.7)	4.6	(73.4)	(56.9)
Net cash provided (used) by operating activities	$(9.3)	$31.7	$(0.2)	$14.0
Net cash used by operating activities for the nine months ended September 30, 2005	$(0.2)
Less: Net cash provided by operating activities for the six months ended July 1, 2005	(9.1)
Net cash used by operating activities for the three months ended September 30, 2005	$(9.3)
Net cash provided by operating activities for the nine months ended October 1, 2004		$14.0
Less: Net cash used by operating activities for the six months ended July 2, 2004		17.7
Net cash provided by operating activities for the three months ended October 1, 2004		$31.7